Exhibit 99.1

PRESTO*	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT:	Maryjo Cohen
FOR IMMEDIATE RELEASE		(715) 839-2021

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES 2007 RECORD SALES

AND EARNINGS, THE HIRING OF ITS CFO, AND THE 2008 DIVIDEND

Eau Claire, Wisconsin (February 29, 2008) -- National Presto Industries, Inc. (NYSE: NPK) announced today record 2007 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods. It should be noted that sales and earnings are at this point preliminary, as the 2007 audit is not yet fully completed.

In commenting on the results, Maryjo Cohen, President, stated, “It is a pleasure to announce record breaking sales and earnings in this 102nd year of operations. As in 2006, all three of our business segments – housewares/small appliances, defense, and absorbent products – contributed to the increase in sales revenues. Favorable operating results from the defense segment and improved performance from the absorbent product segment (which enjoyed positive EBITDA, operating at a significantly lower book loss than the prior year), were instrumental in year over year earnings growth and more than offset reduced profitability from the housewares/small appliance segment. The housewares/small appliances earnings decline was largely attributable to sizable cost increases, in particular those stemming from the Chinese Yuan’s appreciation vis a vis the U.S. dollar and the dramatic rise in petroleum costs. Increased yields from the company’s portfolio, reflecting the comparatively higher federal funds rates in effect during first half 2007, had a nominally positive impact on earnings.”

In looking ahead to 2008, Ms. Cohen commented, “2008 is expected to be a challenging year, particularly for the housewares/small appliance and absorbent products segments. The cost increases that troubled 2007 were largely attributable to a weak U.S. dollar and are expected to continue in full force in 2008, unless the Federal Reserve Board changes its course. The three reductions in the federal funds rate in the latter part of 2007 plus the two in early 2008, have served only to exacerbate the situation. Raising customer prices to levels commensurate with the cost increases that have occurred and are expected to occur in the near future, does not appear to be feasible for either segment. In contrast, if the defense segment is able once again to operate with the efficiency that characterized its 2007 performance, 2008 should be a rewarding year. The contracts it will be executing in 2008 were for the most part awarded in 2007, providing it with an opportunity to lock in most of its material costs, although it too is vulnerable to other cost increases, in particular, energy.

Ms. Cohen also announced that the Company has hired Terry Peterson as its Chief Financial Officer. She stated, “We are delighted that we were able to attract a person of Mr. Peterson’s caliber. He is not only a certified public accountant, but also has a wealth of experience in corporate accounting and proven ability to assume a leadership role. Mr. Peterson will be joining us on April 14, 2008.”

The Board of Directors of National Presto Industries, Inc. announced today an increase in the regular dividend from $.95 to $ 1.00 per share, plus an extra of $3.25. The 2008 dividend is the most recent in an unbroken history of sixty-four years. The record date will be March 10, 2008 and the payment date, March 14, 2008. The Board also confirmed May 20, as the date of the Company’s 2008 annual meeting of shareholders.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

	Year Ended December 31**
	2007	2006
Net Sales	$420,716,000	$304,681,000
Net Earnings	$38,623,000	$27,960,000
Net Earnings Per Share	$5.65	$4.09
Weighted Shares Outstanding	6,836,000	6,831,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Trademark of National Presto Industries, Inc.

** Sales and earnings are preliminary pending completion of the year-end 2007 audit.